                                                                     EXHIBIT 11



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)


                                                          Quarter Ended           Nine Months Ended
                                                       -----------------------  -----------------------
                                                        March 28,   March 29,    March 28,    March 29,
                                                          1999        1998         1999         1998
                                                       ---------   ---------    ---------     ---------
COMPUTATIONS FOR STATEMENTS OF INCOME
Net Income                                             $  41,813   $  35,778    $  70,891     $  43,440
                                                       =========   =========    =========     =========
Basic earnings per share of common stock:

    Average shares of common stock outstanding            23,271      24,514       23,399        24,861
                                                       =========   =========    =========     =========
    Basic earnings per share of common stock           $    1.80   $    1.46    $    3.03     $    1.75
                                                       =========   =========    =========     =========

Diluted earnings per share of common stock:

    Average shares of common stock outstanding            23,271      24,514       23,399        24,861

    Incremental common shares applicable to
      common stock options based on the common
      stock average market price during the period            84          86           80           147

    Incremental common shares applicable to
      restricted common stock based on the common
      stock average market price during the period             2          --            1            --
                                                       ---------   ---------    ---------     ---------

    Average common shares assuming dilution               23,357      24,600       23,480        25,008
                                                       =========   =========    =========     =========
    Fully diluted earnings per average share of
      common stock, assuming conversion of all
      applicable securities                            $    1.79   $    1.45    $    3.02     $    1.74
                                                       =========   =========    =========     =========